As filed with the Securities and Exchange Commission on September 29, 2017

Registration No. 333-208765

Registration No. 333-190844

Registration No. 333-172239

Registration No. 333-154911

Registration No. 333-131796

Registration No. 333-82752

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208765

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190844

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172239

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-154911

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-131796

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-82752

UNDER THE SECURITIES ACT OF 1933

PAREXEL INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2776269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

2015 Stock Incentive Plan

2010 Stock Incentive Plan

2010 Stock Incentive Plan

2007 Stock Incentive Plan

2005 Stock Incentive Plan

PAREXEL International Corporation 2001 Stock Incentive Plan

(Full title of the Plan)

Douglas A. Batt

Senior Vice President, General Counsel & Secretary

195 West Street

Waltham, Massachusetts 02451

(781) 487-9900

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Peter Martelli, P.C.

Jonathan Davis, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4768

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Parexel International Corporation., a Massachusetts corporation (the “Registrant”), that were registered on the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-208765, registering 6,400,000 shares of common stock, par value $0.01 per share (“Common Stock”), under the 2015 Stock Incentive Plan (the “2015 Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 28, 2015;

2.	Registration Statement No. 333-190844, registering 3,000,000 shares of Common Stock (including the associated Preferred Stock Purchase Rights) under the 2010 Stock Incentive Plan, as previously filed with the SEC on August 27, 2013;

3.	Registration Statement No. 333-172239, registering 2,000,000 shares of Common Stock (including the associated Preferred Stock Purchase Rights) under the 2010 Stock Incentive Plan, as previously filed with the SEC on February 14, 2011; and

4.	Registration Statement No. 333-154911, registering 4,000,000 shares of Common Stock (including the associated Preferred Stock Purchase Rights) under the 2007 Stock Incentive Plan, as previously filed with the SEC on October 31, 2008.

5.	Registration Statement No. 333-131796, registering 1,000,000 shares of Common Stock (including the associated Preferred Stock Purchase Rights) under the 2005 Stock Incentive Plan, as previously filed with the SEC on February 13, 2006.

6.	Registration Statement No. 333-82752, registering 1,000,000 shares of Common Stock under the PAREXEL International Corporation 2001 Stock Incentive Plan, as previously filed with the SEC on February 14, 2002.

Effective as of September 29, 2017 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of June 19, 2017, by and among the Registrant, West Street Parent, LLC, a Delaware limited liability company (“Parent”), and West Street Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of West Street Intermediate Holdings Corp., the successor entity to Parent.

As a result of the Merger, the offerings under the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on September 29, 2017.

PAREXEL INTERNATIONAL CORPORATION

By:	/s/ Josef H. von Rickenbach
Josef H. von Rickenbach Chairman and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.